As filed with the Securities and Exchange Commission on May 5, 2008

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Wyeth

(Exact name of registrant as specified in its charter)

Delaware	13-2526821
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Five Giralda Farms, Madison, New Jersey	07940
(Address of Principal Executive Offices)	(Zip Code)

Wyeth

2008 Non-Employee Director Stock Incentive Plan

(Full title of the Plan)

Lawrence V. Stein

Senior Vice President and General Counsel

Wyeth

Five Giralda Farms

Madison, New Jersey 07940

(973) 660-5000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, Par Value $.33- 1/3	300,000	$44.51	$13,353,000	$524.77

(1)

Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average high and low prices of the common stock of Wyeth, par value $.33- 1/ 3 per share (the “Common Stock”) as reported on the Consolidated Transaction Reporting System for the New York Stock Exchange on April 29, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 (this “Registration Statement”) have been or will be sent or given to participating non-employee directors as specified in Rule 428(b)(1) of the Securities Act, in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by Wyeth (the “Company” or the “Registrant”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed pursuant to the Exchange Act.

(c)	The Company’s Current Reports on Form 8-K filed on February 29, 2008 and April 30, 2008, filed pursuant to the Exchange Act.

(d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10/A dated and filed on May 4, 1998, filed pursuant to the Exchange Act.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Article Nine of the Company’s Restated Certificate of Incorporation provides for the elimination of personal monetary liabilities of directors of the Company for breaches of certain of their fiduciary duties to the full extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the “GCL”). Section 102(b)(7) of the GCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its shareholders for monetary damages for violations of a director’s fiduciary duty as a director. Such a provision has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating the law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

Section 145 of the GCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise. The Company’s By-laws provide that the Company shall provide, to the fullest extent permitted by applicable law, indemnification to its directors, officers and employees and generally shall advance expenses to its directors and officers, in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director, officer or employee serves in such capacity with the Company or at the request of the Company in such capacity with a related entity.

The Company maintains directors’ and officers’ liability insurance which insures against liabilities that directors or officers of the Company may incur in such capacities.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit
4.1	The Company’s Restated Certificate of Incorporation (as amended through May 3, 2007) is incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

4.2	The Company’s By-Laws (as amended through September 28, 2006) are incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, dated October 2, 2006.

23	Consent of PricewaterhouseCoopers LLP with respect to the financial statements of the Company.

24	Power of Attorney (included as part of the signature page hereto).

99	Wyeth 2008 Non-Employee Director Stock Incentive Plan.

Item 9.	Undertakings.

The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act,

that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of New Jersey, on this 5th day of May, 2008.

WYETH (Registrant)

By:	/s/ Gregory Norden
Gregory Norden Senior Vice President and Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Gregory Norden, Mary Katherine Wold and Robert E. Landry, and each of them severally, as his true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to this Registration Statement, and to any registration statement filed under Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Robert Essner	Chairman of the Board and Director	May 5, 2008
(Robert Essner)

/s/ Bernard Poussot	President, Chief Executive Officer and Director	May 5, 2008
(Bernard Poussot)	(Principal Executive Officer)

/s/ Gregory Norden	Senior Vice President and Chief Financial Officer	May 5, 2008
(Gregory Norden)	(Principal Financial Officer)

/s/ John C. Kelly	Vice President and Controller	May 5, 2008
(John C. Kelly)	(Principal Accounting Officer)

/s/ Robert M. Amen	Director	May 5, 2008
(Robert M. Amen)

/s/ Michael J. Critelli	Director	May 5, 2008
(Michael J. Critelli)

/s/ John D. Feerick	Director	May 5, 2008
(John D. Feerick)

/s/ Frances D. Fergusson, Ph.D.	Director	May 5, 2008
(Frances D. Fergusson, Ph.D.)

/s/ Victor F. Ganzi	Director	May 5, 2008
(Victor F. Ganzi)

/s/ Robert Langer, Sc.D.	Director	May 5, 2008
(Robert Langer, Sc.D.)

Signature	Title	Date

/s/ John P. Mascotte	Director	May 5, 2008
(John P. Mascotte)

/s/ Raymond J. McGuire	Director	May 5, 2008
(Raymond J. McGuire)

/s/ Mary Lake Polan, M.D., Ph.D., M.P.H.	Director	May 5, 2008
(Mary Lake Polan, M.D., Ph.D., M.P.H.)

/s/ John R. Torell III	Director	May 5, 2008
(John R. Torell III)

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	The Company’s Restated Certificate of Incorporation (as amended through May 3, 2007) is incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

4.2	The Company’s By-Laws (as amended through September 28, 2006) are incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, dated October 2, 2006.

23	Consent of PricewaterhouseCoopers LLP with respect to the financial statements of the Company.

24	Power of Attorney (included as part of the signature page hereto).

99	Wyeth 2008 Non-Employee Director Stock Incentive Plan.